Exhibit (a)(1)(D)

Open Offer

Letter to Brokers

Letter of Offer for Cash

Up to 199,079,413 Shares

including

Shares underlying American Depositary Shares (“ADSs”)

evidenced by American Depositary Receipts (“ADRs”)

of

SATYAM COMPUTER SERVICES LIMITED

at

Rs. 58 per Share

(Each American Depositary Share representing Two Shares)

by

VENTURBAY CONSULTANTS PRIVATE LIMITED

a subsidiary of

TECH MAHINDRA LIMITED

Pursuant to the Letter of Offer dated June 4, 2009

THE OFFER, PRORATION AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 7:00 A.M., (NEW YORK CITY TIME), ON JULY 1, 2009.

June 4, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration are the Letter of Offer, dated June 4, 2009 (the “Letter of Offer”), and ADS Letter of Transmittal relating to the Offer by Venturbay Consultants Private Limited (the “Acquirer”) to purchase up to 199,079,413 Shares, par value Rs. 2 per share (“Shares”), including Shares underlying the American Depositary Shares (“ADSs”), of Satyam Computer Services Limited (the “Company”), at a price of Rs. 58 (Rs. = Indian rupees) per Share in cash (the “Offer Price”) upon the terms set forth in the Letter of Offer. Owners of ADSs must deliver or cause to be delivered their ADSs and all other required documents to Citibank, N.A., as ADS tender agent (the “ADS Tender Agent”) or complete the procedures for book-entry transfer prior to the closing of the Offer on July 1, 2009 at 7:00 a.m. (New York City time) (the “Offer Closing Date”). All terms not otherwise defined herein have the meanings set forth in the Letter of Offer.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Letter of Offer, dated June 4, 2009;

2.	A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer, which includes the Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding—Form W-8BEN; and

3.	The ADS Letter of Transmittal to be used by holders of certificated ADRs in accepting the Offer by tendering their ADSs to the ADS Tender Agent other than by means of book-entry transfer, which includes the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and the Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding—Form W-8BEN.

You should note that if any of your clients for whom you hold ADSs registered in your name or in the name of your nominee is a non-United States person or entity and is resident, for tax purposes, in a country that is subject to a taxation treaty with India, your client must complete certain information contained in the form of the

Satyam Computer Services Limited

client letter provided to you and that such client must submit such information directly to the ADS Tender Agent at or prior to the expiration of the tender offer period in the event your client is interested in utilizing any applicable treaty for the avoidance of double taxation to reduce the rate of its withholding tax in India. The form of the client letter provided to you contains additional information with respect to such tax. You should also note that your client i) who is a non-United States person or entity will be subject to the maximum withholding rate in India if it does not timely provide the appropriate documentation directly to the ADS Tender Agent and your client may be unable to reclaim any excess amount withheld and (ii) who is a United States person or entity will be subject to the maximum withholding rate in India and your client will be unable to reclaim any amount withheld. ADS holders are urged to consult their own tax advisors. In the event that appropriate documentation is timely submitted by your client who is a non-United States person or entity to the ADS Tender Agent and the Acquirer determines in its sole discretion based upon its review of such documentation, that the applicable withholding tax in the client’s country is less than the maximum withholding rate, your client will receive a supplemental payment from the ADS Tender Agent in the amount of the difference between the maximum withholding rate and the reduced withholding rate pursuant to the applicable taxation treaty. You should also note that certain amounts of the applicable withholding tax may be credited to an account in your name or on your behalf. For additional information see paragraph 4 below. Specifically for non-United States holders for whom the Acquirer has determined in its sole discretion are entitled to a lower Indian withholding tax rate, the amount of any applicable Indian withholding tax is expected to be credited to an account in their name or on their behalf. For (i) non-United States holders for whom the Acquirer has determined in its sole discretion are not entitled to a lower Indian withholding rate, and (ii) United States holders, the amount of any applicable Indian withholding tax is expected to be credited to an account in your name or on your behalf. In addition, your client who has certified to you that it is a non-United States person or entity who holds ADSs must provide a valid W-8BEN to the ADS Tender Agent to avoid U.S. backup withholding on payments made by the ADS Tender Agent to your client.

Shares cannot be tendered by means described in this letter or in the form of instructions provided for you to send to your clients. If you hold Shares, you should use the Form of Acceptance-cum-Acknowledgement for tendering such Shares into the Offer by following the Instructions set forth in such Form. Additional information, including the Form of Acceptance-cum-Acknowledgement, regarding the tendering of Shares can be obtained from the Registrar at the address and telephone number set forth on the cover page of the Letter of Offer. We urge you to contact your clients as promptly as possible.

Please note the following:

1.	The Offer is open to all shareholders of the Company, except the Acquirer and Tech Mahindra Limited. Under Indian law, the Offer is for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders who wish to directly tender the Shares underlying their ADSs may instead withdraw the underlying Shares from the ADS facility and directly tender those Shares or follow the procedures herein and in the Letter of Offer with respect to tendering the ADSs to the ADS Tender Agent. Those ADS holders who wish to participate in the Offer must tender their ADSs to the ADS Tender Agent who will cause the Shares underlying such holder’s ADSs to be tendered on such ADS holders’ behalf to the extent permitted by the proration calculation. See Paragraph 89 of the Letter of Offer.

2.	It is expected that the Depositary or the ADS Tender Agent will create an account equivalent to an escrow account (the “ADS Escrow Account”) to temporarily hold and delay the conversion of provisionally tendered ADSs in the ADS Escrow Account and the underlying Shares will be tendered in the Offer to the extent permitted by the proration calculation. Following the application of the proration and the subsequent acceptance of Shares in the Offer, the Depositary upon instruction of the ADS Tender Agent will cancel the ADSs to the extent of the acceptance under the Offer, and the ADS Tender Agent will return all unaccepted Shares in the form of ADSs deposited in the ADS Escrow Account to their respective holders and no fees will be assessed to holders for return of their ADSs.

3.

Payment of the Offer Price for each Share, including Shares represented by ADSs, tendered and accepted will be payable in Indian rupees. The ADS Tender Agent will cause such payment to be converted into U.S.

Open Offer

dollars in accordance with the procedures for the conversion of foreign currency set forth in the Deposit Agreement pursuant to which the ADSs were issued. Holders who tendered ADSs to the ADS Tender Agent will, in turn, receive payment from the ADS Tender Agent under the ADS Tender Agent’s standard procedures for distributing payments to tendering ADS holders.

4.	U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 10 of the ADS Letter of Transmittal. Your clients should note that in addition to U.S. backup withholding, they might be subject to the applicable tax withholding laws of India and, to the extent applicable, withholding tax in their home country, as described in more detail in this Letter of Offer in paragraphs 120-122. For non-United States holders for whom the Acquirer has determined in its sole discretion are entitled to a lower Indian withholding rate, the amount of any applicable Indian withholding tax is expected to be credited to an account in their name or on their behalf. For (i) non-United States holders for whom the Acquirer has determined in its sole discretion are not entitled to a lower Indian withholding rate, and (ii) United States holders, the amount of any applicable Indian withholding tax is expected to be credited to an account in your name or on your behalf.

5.	The Offer and withdrawal rights will expire at 7:00 a.m., New York City time, on July 1, 2009.

6.	The board of directors of the Company currently consists of ten members, of which four were appointed by the Acquirer. The Company is expected to file with the Securities and Exchange Commission on June 9, 2009 a Solicitation/Recommendation Statement on Schedule 14D- 9 with respect of the Offer, and the board of directors of the Company is expected to remain neutral with respect to the Offer.

7.	There is no significant condition of the Offer. However, acceptance of the Shares, including Shares represented by ADSs, tendered by non-resident Indians and overseas corporate bodies is subject to approval of the Reserve Bank of India. See Section VII of the Letter of Offer, “Terms and Conditions of the Offer”.

8.	The Offer is not subject to any minimum level of acceptance. The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section VII of the Letter of Offer titled “Terms and Conditions of the Offer.” In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of Securities and Exchange Board of India merit withdrawal of the Offer, the Offer may be withdrawn. See Section VII of the Letter of Offer, “Terms and Conditions of the Offer.”

Payment for Shares underlying ADSs that are accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the ADS Tender Agent of: (a) ADRs evidencing such ADSs or a timely book-entry confirmation with respect to such ADSs; (b) the ADS Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Offer); and (c) any other documents required by the ADS Tender Agent pursuant to the terms of the Offer.

The Acquirer will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the Offer. The Acquirer will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Acquirer will pay or cause to be paid any transfer taxes payable on the transfer of ADSs to it. Any inquiries you may have with respect to the Offer should be addressed to Registrar for the Offer at the address and telephone numbers set forth on the cover page of the Letter of Offer and any inquiries you may have with respect to the tendering of ADSs to the ADS Tender Agent should be addressed to the ADS Tender Agent at the address and phone number set forth on the cover page of the ADS Letter of Transmittal.

Very truly yours,

Venturbay Consultants Private Limited

Satyam Computer Services Limited

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE ACQUIRER, THE PAC, THE COMPANY, THE ADS TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

TO ENSURE COMPLIANCE WITH UNITES STATES TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS